News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501

Air Products Sells Non-Pressure Emulsions Business

LEHIGH VALLEY, Pa. (June 9, 2008) – Air Products (NYSE:APD) today announced it has sold its non-pressure emulsions businesses and related production facilities in Elkton, Md., and Piedmont, S.C., to Ashland Inc. for $92 million. The sale completes the disposal of assets of
Air Products Polymers and is part of Air Products’ continued portfolio management efforts to make the company more focused, less cyclical and better positioned for higher growth.

“We’re pleased to have reached an agreement with an industry leader like Ashland,” said Wayne Mitchell, vice president, Performance Materials, for Air Products. “Ashland best recognized the value of the employees and assets that make up the non-pressure emulsions business.”

The Piedmont facility manufactures Flexcryl pressure sensitive adhesives. The Elkton plant produces atmospheric emulsions that are used in paint, adhesives, and paper coatings.

Approximately 80 employees will be offered employment with Ashland, which plans to continue operations at the Piedmont and Elkton facilities.

In January 2008, Air Products sold its interest in Air Products Polymers to Wacker Chemie AG, its partner in the venture. As part of the sale, Air Products acquired full ownership of the Elkton and Piedmont facilities.

Air Products and Ashland expect the sale, which is subject to regulatory approvals and customary closing conditions, to be completed by the end of June 2008.

About Air Products
Air Products (NYSE:APD) serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment. Air Products has annual revenues of $10 billion, operations in over 40 countries, and 22,000 employees around the globe. For more information, visit www.airproducts.com.

About Ashland
Ashland Specialty Polymers & Adhesives, a business group of Ashland Performance Materials, is a global leader in pressure sensitive and structural adhesives for packaging and converting, building and construction, and transportation.

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Ashland Inc. (NYSE: ASH), a diversified, global chemical company, provides quality products, services and solutions to customers in more than 100 countries. A FORTUNE 500 company, it operates through four divisions: Ashland Performance Materials, Ashland Distribution, Valvoline and Ashland Water Technologies. To learn more about Ashland, visit www.ashland.com.

***NOTE: This release may contain forward-looking statements. Actual results could vary materially, due to changes in current expectations.

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Media Inquiries:

Robert Brown, tel: (610) 481-1192; e-mail: brownrf@airproducts.com.

Investor Inquiries:

Nelson Squires, tel: (610) 481-7461; e-mail: squirenj@airproducts.com.